Exhibit 2(2)

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE SOUTHERN DISTRICT OF TEXAS

CORPUS CHRISTI DIVISION

IN RE:	§
§
SATX, INC,	§	CASE NUMBER 02-20829
	§	(Chapter 11)
Debtor,	§

ORDER CONFIRMING PLAN OF REORGANIZATION

The First Amended Plan of Reorganization under chapter 11 of the Bankruptcy Code filed by SATX, Inc., Debtor herein, and a copy of said plan and of the First Amended Disclosure Statement approved by the court having been transmitted to the holders of claims and interests; and

It having been determined after notice and a hearing:

1.                                       That the plan complies with the applicable provisions of chapter 11 of the Code;

2.                                       That the proponent of the plan complies with the applicable provisions of the Code;

3.                                       That the plan has been proposed in good faith and not by any means forbidden by law;

4.

A.                                   That any payment made or promised by the proponent, by the debtor, or by any person issuing securities or acquiring property under the plan, for services or for costs and expenses in, or in connection with, the case, or in connection with the plan and incident to the case, have been disclosed to the court; and

B.                                     Any such payment made before confirmation of is reasonable; or if such payment is to be fixed after confirmation of the plan, such payment is subject to the approval of the court as reasonable;

5.

A.                                   The proponent of the plan has disclosed the identity and affiliations of any individual proposed to serve, after confirmation of the plan, as a director, officer, or voting trustee of the debtor, an affiliate of the debtor participating in a joint plan with the debtor, or a successor to the debtor under the plan; and the appointment to, or continuance in, such office of such individual, is consistent with the interests of creditors and equity security holders and with public policy;

B.                                     The proponent of the plan has disclosed the identity of any insider that will be employed or retained by the reorganized debtor, and the nature of any compensation for such insider;

6.                                       Any regulatory commission with jurisdiction, after confirmation of the plan, over the rates of the debtor has approved any rate change provided for in the plan, or such rate change is expressly conditioned on such approval;

7.             With respect to each class:

A.                                   Each holder of a claim or interest of such class has accepted the plan; or will receive or retain under the plan on account of such claim or interest property of a value, as of the effective date of the plan, that is not less than the amount that such holder would so receive or retain if the debtor were liquidated under chapter 7; or

B.                                     If section 1111(b)(2) of the Code applies to the claims of such class, each holder of a claim of such class will receive or retain under the plan on account of such claim property of a value, as of the effective date of the plan, that is not less than the value of such creditor’s interest in the estate’s interest in the property that secures such claims;

8.                                       With respect to each class, such class has accepted the plan, or such class is not impaired under the plan;

9.                                       Except to the extent that the holder of a particular claim has agreed to a different treatment of such claim, the plan provides that

A.                                   With respect to a claim of a kind specified in sections 507(a)(1) or 507(a)(2) of the Code, on the effective date of the plan, the holder of such claim will receive on account of such claim cash equal to the allowed amount of such claim;

B.                                     With respect to a class of claims of a kind specified in sections 507(a)(3), 507(a)(4), 507(a)(5), 507(a)(6) or 507(a)(7) of the Code, each holder of a claim of such class will receive, if such class has accepted the plan, deferred cash payments of a value, as of the effective date of the plan, equal to the allowed amount of such claim; or, if such class has not accepted the plan, cash on the effective date of the plan equal to the allowed amount of such claim; and

C.                                     With respect to a claim of a kind specified in section 507(a)(8) of the Code, the holder of such claim will receive on account of such claim deferred cash payments, over a period not exceeding 6 years after the date of assessment of such claim, of a value, as of the effective date of the plan, equal to the allowed amount of such claim;

10.                                 At least one class of claims has accepted the plan, determined without including any acceptance of the plan by an insider holding a claim of such class;

11.                                 Confirmation of the plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the debtor or any successor to the debtor under the plan, unless such liquidation or reorganization is proposed in the plan.

12.                                 Milo Bergeson hereby withdraws his objection to confirmation and amends his ballot to vote for confirmation of the
Debtor’s First Amended Plan of Reorganization, in consideration for the following treatment:

Upon confirmation, Milo Bergeson will receive 1,655,000 shares of Class A common stock in the Reorganized Debtor. The shares of stock issued to Milo Bergeson shall be protected from dilution in the event of a stock split, reverse or forward, stock dividend or other reclassification of the stock of the Reorganized Debtor.

IT IS ORDERED that the First Amended Plan of Reorganization filed by SATX, Inc. on September 30, 2002, a copy of which plan is attached hereto, is confirmed.

Dated: November 25, 2002.

/s/ Richard Schmidt
UNITED STATES BANKRUPTCY JUDGE

APPROVED AS TO FORM:

/s/ Lisa Nicols
Lisa Nichols, Esq.
Attorney for Milo Bergeson
10637 Leopard
Corpus Christi, Texas 78410
361.242.2409 Telephone
361.242.2434 Facsimile

APPROVED AS TO FORM AND SUBSTANCE AND ENTRY REQUESTED:

/s/ Jesse Blanco
Jesse Blanco, Esq.
Attorney for Debtor, SATX, Inc.
P.O. Box 680875
San Antonio, Texas 78268
210.509.6925 Telephone
210.509.6903 Facsimile
jesseblanco@sbcglobal.net E-mail